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October 22, 2026

ASA Gold and Precious Metals Limited

190 Middle Street, Suite 301

Portland, ME 04101

Ladies and Gentlemen:

We have acted as tax counsel for ASA Gold and Precious Metals Limited, a Bermuda exempted company (the “Company”), in connection with the reincorporation of the Company into a Delaware corporation (the “BDC Conversion”), as described in the amended registration statement on Form N-14 (Registration No. 333-298862) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, together with the Proxy Statement/Prospectus included therein (as amended or supplemented, collectively, the “Registration Statement”).

For purposes of this opinion, we have examined the Registration Statement and such other documents, records, and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. Further, in providing our opinion, we have assumed (without any independent investigation or review thereof) that:

●	the BDC Conversion and the other transactions contemplated in the Registration Statement (collectively, the “Transactions”) will be consummated in accordance with and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), and the Transactions will be effective under applicable corporate law as described in the Registration Statement;

●	all of the information, facts, statements, representations, and covenants set forth in (A) the Registration Statement and the other agreements referred to in the Registration Statement (the “Documents”) and (B) the officer’s certificate provided to us by the Company (the “Officer’s Certificate”) is true, correct, and complete in all respects and will remain true, correct, and complete in all respects at all times up to and including the completion of the Transactions, and no actions have been taken or will be taken that are inconsistent with such factual statements, descriptions, or representations or that will make any such factual statements, descriptions, or representations untrue, incomplete, or incorrect through the consummation of the Transactions;

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October 22, 2026

●	any representations and statements made in any of the Documents or the Officer’s Certificate qualified by knowledge, belief, or materiality (or comparable qualification) are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the completion of the Transactions, in each case without such qualification;

●	the Registration Statement and the Documents represent the entire understanding of the parties with respect to the Transactions, there are no other written or oral agreements regarding the Transactions other than the Documents, and none of the material terms and conditions thereof have been or will be waived or modified;

●	all documents, records, and papers submitted to us as originals (including signatures thereto) are authentic, all documents, records, and papers submitted to us as copies conform to the originals, all relevant documents, records, and papers have been or will be, as applicable, duly executed in the form presented to us, and all parties to such documents, records, and papers had or will have, as applicable, the requisite corporate powers and authority to enter into such documents, records, and papers and to undertake and consummate the Transactions, and

●	all applicable reporting requirements have been or will be satisfied.

If any of the assumptions described above are untrue for any reason, or if the Transactions are consummated in a manner that is different from the manner described in the Registration Statement, or any of the other Documents, our opinion as expressed below may be adversely affected.

This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history to the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law, and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the BDC Conversion or the other Transactions, or any inaccuracy in the statements, facts, assumptions, and representations on which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention (or to supplement or revise our opinion to address any such change or inaccuracy) subsequent to the date hereof.

October 22, 2026

Based upon and subject to the foregoing, the discussion set forth in the Registration Statement under the headings “Federal Income Tax Consequences of the BDC Conversion—Treatment of the BDC Conversion—Treatment as an F Reorganization,” insofar as it relates to matters of U.S. federal income tax law, constitutes our opinion that the BDC Conversion should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

This opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local, or non-U.S. income, estate, gift, transfer, sales, use, or other tax consequences that may result from the BDC Conversion. Moreover, this opinion does not address the applicability of Section 367 of the Code to the BDC Conversion or any matter arising under the “passive foreign investment company” rules of the Code. This opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the IRS or a court will agree with this opinion.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/Alston & Bird LLP

Alston & Bird LLP